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                               EXHIBIT  11.1

                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                     COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except per share amounts)


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                                                                    THREE                SIX
                                                                MONTHS ENDED        MONTHS ENDED
                                                                  JUNE 30,            JUNE 30,
                                                             ------------------  ------------------
                                                               1998      1997      1998      1997
                                                             --------  --------  --------   --------
Net income (loss) . . . . . . . . . . . . . . . . . . . . .  $    168  $ (2,987) $ (3,341)  $(6,391)

Basic:

  Weighted average shares of common stock outstanding . . .     8,422     6,725     7,589     6,725

  Net loss per common share and common share equivalent . .  $   0.02  $  (0.44) $  (0.44)  $ (0.95)

Diluted:

  Weighted average shares of common stock outstanding . . .     8,631     6,725     7,589     6,725

  Net loss per common share and common share equivalent . .  $   0.02  $  (0.44) $  (0.44)  $ (0.95)

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